INDEPENDENT AUDITOR'S REPORT

The Board of Trustees and Shareholders
Chase Growth Fund

We have audited the accompanying statement of assets and liabilities, including the schedule of investments of Chase Growth Fund, series of Advisors Series Trust, as of September 30, 1998, and the related statements of operations, the statement of changes in net assets, and the financial highlights for the period indicated in the accompanying financial statements. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1998, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly in all material respects, the financial position of Chase Growth Fund, series of Advisors Series Trust, as of September 30, 1998, the results of its operations, the changes in its net assets and the financial highlights for the period indicated, in conformity with generally accepted accounting principles.


MCGLADREY & PULLEN, LLP


New York, New York
October 23, 1998